Exhibit 99.1

Littlefield Corporation Announces Q1 2008 Results

Impacts of Hall Start-up Activities

AUSTIN, Texas--(BUSINESS WIRE)--Littlefield Corporation (OTCBB: LTFD) today announced earnings for the first quarter of 2008. First quarter 2008 results were impacted by the effects of a broad program of renovations, re-openings and start-ups of new halls affecting eight locations within the Company’s portfolio of 32 bingo centers including Pensacola Florida, San Angelo, Abilene, Odessa and Corpus Christi, Texas. The Company also announced plans to open additional halls in McAllen and El Paso, Texas later in the year. The San Angelo bingo hall is open and operating while the Corpus Christi bingo hall will open in early May.

The Q1 2008 earnings include the effect of approximately $573,000 of notable items: $416,000 from the affects of renovations and openings at several halls in Texas, and $143,000 of legal expenses and $14,000 for non cash expenses for compensation expense related to stock options. The legal expenses were mainly from our expansion plans and operations in South Carolina, Texas legal items, our completed Florida acquisition and our litigation with Furtney seeking recovery of prior settlements and other damages.

The Q1 2007 earnings include approximately $97,000 of notable items: $83,000 from legal expenses related to South Carolina, Texas and our attempts to expand into Arkansas, and $14,000 for non cash expenses for compensation expense related to stock options.

Highlights of the first quarter compared to last year follow:

1. Total consolidated Q1 2008 revenue was $3,123,931, down 10% from last year’s record revenue level. Total Entertainment revenue for the quarter was off $84,113 or 4% mainly at recently renovated and re-opened halls in Texas. Other halls in its portfolio were up $62,973 or 3% from the comparable quarter last year. Hospitality revenue for the quarter was down $289,394 or 25%, mainly from lower event activity. In April, the Company sold its Word of Mouth business unit which was down $249,152 from the prior year’s quarter.

2. Entertainment (bingo) Q1 2008 gross profit was $692,281, down 44% versus 2007 largely as a direct result of the renovation, re-opening and start-up activities.

3. Hospitality segment Q1 2008 gross loss of $229,935 compared to a gross loss of $141,097 in Q1 2007 on the lower sales levels. The sale of Word of Mouth closed as previously reported on 15 April 2008.

4. Excluding the noted items described above, Q1 2008 net income was $231,000 versus $455,000 in Q1 2007.

The following report is based upon unaudited financial statements.

REVENUE

	Q1 2008	Q1 2007	Variance	% Change
LTFD Corporation	$3,123,931	$3,489,120	(365,189)	(10%)
Entertainment	2,249,987	2,334,101	(84,114)	(4%)
Hospitality	854,002	1,143,396	(289,394)	(25%)
Other	19,942	11,623	8,319	NM

Entertainment revenue was unfavorably affected by an approximate $147,000 reduction in revenue as we restarted halls in Texas after renovations. Hospitality revenue declined mainly from lower event levels.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%

TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)
TREND OF REVENUE CHANGES	Q1 2008
LTFD Corp	(10%)
Entertainment	(4%)
Hospitality	(25%)

A pattern of revenue increases which first became evident in Q4 2004 [absent only Entertainment in Q3 2005] continued until the late 2007 when the Company commenced strategic investments to strengthen its long-term position in certain markets by renovating then reopening and merging certain halls in Texas. Excluding the affects of these changes, the underlying performance of the Entertainment portfolio continued an upward trend with revenue increasing approximately three percent.

GROSS PROFIT

	Q1 2008	Q1 2007	Variance	% Change
LTFD Corporation	$482,071	$1,114,653	($632,582)	(57%)
Entertainment	692,281	1,244,126	(551,845)	(44%)
Hospitality	(229,935)	(141,097)	(88,838)	(63%)
Other	19,725	11,624	8,101	NM

The Entertainment gross profit decrease was mainly related to hall start-up activities described above and the addition of staff to implement the programs at our numerous locations. Hospitality gross profit decline was attributed to the lower sales levels.

CORPORATE OVERHEAD

	2008	2007	Variance	% Change
FIRST QUARTER	$546,968	$496,312	$50,656	10%

For the quarter, the increase in Corporate Overhead expense excluding depreciation and the noted items reflected planned staff, compensation and travel related increases. Corporate overhead does not include depreciation of $31,981 in Q1 2008 and $28,600 in Q1 2007. This is consistent with past presentation of this information.

NET INCOME (LOSS) and BASIC EPS

	2008	2007	Variance
Q1 Net Income (Loss)	($341,495)	358,140	($699,635)
Q1 Basic Earnings (Loss) per share	($0.03)	$0.03	($0.06)
Q1 Basic weighted average shares outstanding	11,738,662	10,955,719	782,943

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s net income for Q1 2008 was approximately $231,000 compared to $455,000 in Q1 2007. The increased Q1 2008 basic weighted shares outstanding reflect the private placement of an additional 5,190,568 shares on March 27, 2008. At the end of March the Company had 16,715,190 shares outstanding.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“The first quarter of 2008 was impacted by the costs associated with growth and the Company’s ambitious plans to renovate, re-start and add bingo halls. In many instances this was done in conjunction with ambitious capital expenditure plans and a realignment of the charities conducting bingo in the bingo halls.

The Company has added or will add bingo halls in Pensacola, Florida (acquisition completed); San Angelo (opened in late March 2008), Corpus Christi (to be opened in May 2008), McAllen (to be opened in early Q3 2008) and El Paso (to be opened in Q3-2008).

This brings our total number of bingo halls to thirty-five (35) with twenty-one (21) in Texas ten (10) in South Carolina, three (3) in Alabama and one in Florida. These totals include halls currently operating, a hall subleased, halls in development and a hall which I contemplate closing.

We continue to work diligently to get our six (6) bingo hall acquisition in South Carolina across the finish line in the face of regulatory resistance and litigation. It is difficult to assess the likelihood of this transaction closing though the Company continues to be committed to completing the deal.

In addition to the usual growth related expenses, we have also spent approximately $1MM in capital improvements during the quarter. These expenditures have been made in support of our program of transforming our bingo halls into a more enticing entertainment focused destination including physical plant rehab, updating signage, the introduction of better audio/visual equipment, comfortable seating, new tables and general redecorating.

In spite of the growth related expenses and many demands on our time in the first quarter, it is worthy of note that revenue at the bingo halls not impacted by growth issues increased three percent (3%). This indicates a degree of resilient health in this portion of the portfolio.

We sold the Word of Mouth business which is expected to result in a gain on sale with the final amount to be determined in our second quarter.

During the quarter, we raised a substantial amount of capital in anticipation of our growth plans. This capital, when used in conjunction with current offers of debt financing from existing banking relationships, will allow the Company to execute its growth plans in an orderly manner.

It should be expected that growth related expenses will continue to impact the Company’s near term performance in the balance of 2008 and will slowly be reversed as new units begin to contribute to financial performance as they climb the start up curve.

I look forward to answering your questions during the Conference Call on Friday.”

Earnings will be discussed in a conference call on Friday, May 2, 2008 at 11:00 AM CDT. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation, Austin
Cecil Whitmore, 512-476-5141
Investor Relations
fax: 512-476-5680
cwhitmore@littlefield.com